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                                                                    Exhibit 99.1
CINCINNATI BELL INC.
PRESS RELEASE

Investor / Media contact:
-------------------------
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com
----------------------------



         Cincinnati Bell Reaches Settlement of Arbitration with El Paso Global Networks; Fourth Quarter Earnings Release to be Delayed


CINCINNATI - February 11, 2004 - Cincinnati Bell Inc. (NYSE:CBB) today announced that it has reached a settlement of an arbitration proceeding with El Paso Global Networks regarding a broadband network construction contract entered into in 2000. The company previously disclosed that a tentative settlement of the arbitration had been reached. As part of the settlement, both parties have agreed to drop their respective claims for monetary damages. The company expects to record a $5 million charge in the fourth quarter as a result of this settlement.

As previously disclosed by the company, the company is investigating claims that were asserted in an amended class action complaint filed in December 2003. That investigation, which includes an analysis of plaintiffs' allegations of improper revenue recognition in the broadband network construction business, is ongoing. The company announced its intention to exit the network construction business in November 2001.

The company intends to announce its fourth quarter 2003 earnings upon completion of this investigation.


ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long

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distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.



SAFE HARBOR NOTE
Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words "believe," "anticipates," "plans," "expects," "will," or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator and Cincinnati Bell's ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell's annual Form 10-K report, Quarterly Form 10-Q reports, Forms 8-K, and Forms S-4 and S-3 Registration Statements The forward-looking statements included in this press release represent the Company's estimates as of February 11, 2004. The Company anticipates that subsequent events and developments will cause its estimates to change.



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